CONCRETE PUMPING HOLDINGS

BRUNDAGE-BONE CONCRETE PUMPING

Camfaud

CAPITAL Concrete Pumping

ECO-PAN

Exchange Offer Presentation

October 2020



Strictly private and confidential

Important Information

- The exchange program is being made pursuant to the terms and conditions set forth in the Concrete Pumping Holdings, Inc. ("Concrete Pumping") Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission that were sent to eligible employees and are available free of charge on our Investor Relations website at https://ir.concretepumpingholdings.com or through the SEC website at www.sec.gov. You may also contact Kevin McCarty with Concrete Pumping Equity Administration at 303- 253-6295 to receive a copy of these materials free of charge. You should read these written materials carefully because they contain important information about the exchange program, including risks related to the exchange.
- Capitalized terms used but not otherwise defined in this presentation have the meanings set forth in these offer documents.
- READ THE MORE DETAILED OFFER DOCUMENTS BEFORE DECIDING TO PARTICIPATE.

What and Why

- What is Concrete Pumping's exchange program?
  - An opportunity for eligible employees to voluntarily exchange certain outstanding restricted share awards with "underwater" Performance Price Targets for new restricted share awards with reduced Performance Price Targets, a lesser number of Performance Vesting Shares and the same number of unvested Time Vesting Shares
  - The exchange is completely voluntary
- Why is Concrete Pumping making the offer to exchange?
  - Value to Our Employees
    - Equity awards are a key component of our compensation program
    - New restricted share award may have greater value in the future
  - Value to the Company
    - Retain and incentivize employees who are key to our success
    - Reduces dilutive effect of awards through 2-for-1 exchange ratio for Performance Vesting Shares

Exchange Basics

- Eligible employees received the offer via Concrete Pumping email, U.S. mail
- Election Form has personalized information about your eligible restricted share award
- Offer will expire at 10:00pm MT on Thursday, October 29, 2020 (unless extended)
- Once offer expires, no restricted share awards can be exchanged
- On the expiration of the offer, surrendered restricted share awards will be cancelled and new restricted awards will be granted
- Contact Kevin McCarty in Equity Administration at any time with questions or if you need documents: 303-253-6295 or exchange@cphinc.net

New Restricted Share Awards

- Grant date is same business day in the U.S. as the expiration date – i.e. October 29, 2020
- Reduced Price Vesting Targets

  From $13.00 per share, $16.00 per share and $19.00 per share

  To $6.00 per share, $8.00 per share and $10.00 per share
- Performance Vesting Shares at a 2-for-1 ratio by tranche
- Same number of unvested Time Vesting Shares (reflecting vesting on December 6, 2019) and same vesting schedule for Time Vesting Shares
- Other than Performance Vesting Shares/Performance Price Targets, same substantive terms as the eligible restricted share awards – including vesting, acceleration, forfeiture for termination of employment, and covenants

Eligible Employees

- Exchange program open to active employees who hold an eligible restricted share award on October 1, 2020
- Must be an "active employee" through the expiration of the offer
  - regular full-time employee of Concrete Pumping or Concrete Pumping's subsidiaries in the United States
  - Not on leave that will result in a termination of employment
  - Not provided notice of resignation or received notice of termination of employment
- Former employees and non-employee directors are not eligible
- Executives are eligible if continue to be active employees
  - Bruce Young and Iain Humphries have indicated non-binding intention to exchange their eligible restricted share awards
- Approximately 100 eligible employees may participate in the exchange and 4,188,432 shares in all restricted share awards eligible to be exchanged

Election Process

- Election Form is personalized and describes your eligible restricted share award and has instructions for return
- Sign and return your Election Form to Concrete Pumping Equity Administration via email, regular mail or overnight delivery
- If you want to withdraw your Election Form, use the Withdrawal Form
- If you change your mind again and want to participate, re-submit the Election Form
- Your final decision is the last properly submitted Election Form or Withdrawal Form received before the offer expires
- If you do not make an election using the Election Form, this is a decision not to participate
- Once offer expires, no elections or withdrawals can be made.

Example of Exchange

- Example Eligible Restricted Share Award
  - Originally issued for 10,500 restricted shares: 2,625 Time Vesting Shares and 7,875 Performance Vesting Shares
  - Time Vesting Shares vest in equal tranches of 525 restricted shares on each of December 6, 2019, 2020, 2021, 2022 and 2023
    - 525 Time Vesting Shares would have vested and **2,100** restricted shares would be unvested Time Vesting Shares as of October 29, 2020
  - 7,875 Performance Vesting Shares have 3 tranches: 2,625 shares with $13 stock price target, 2,625 shares with $16 price target, and 2,625 shares with $19 price target

- New Restricted Share Award Received in Exchange
  - 6,036 restricted shares: 2,100 Time Vesting Shares and 3,936 Performance Vesting Shares
    - NOTE: The 525 Time Vesting Shares previously vested remain unchanged and will remain your property unless you have already disposed of those shares.
  - Performance Vesting Shares
    - Number of shares determined by tranche based on 2-for-1 exchange ratio (i.e. 2,625 in each tranche divided by 2, rounded down
    - Instead of the $13/$16/$19 price targets, the 3 new tranches, each totaling 1,312 (3,936 divided by 3), will now have price targets of $6/$8/$10, respectively
  - Same 2,100 Time Vesting Shares as exchanged unvested restricted share award
    - Time Vesting Shares would vest in equal tranches of 525 restricted shares on each of December 6, 2020, 2021, 2022 and 2023 – same as exchanged award
  - Same substantive terms as the eligible restricted share award

BRUNDAGE-BONE CONCRETE PUMPING

Camfaud

CAPITAL Concrete Pumping

ECO-PAN















